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                                                                  EXHIBIT 10.4.1

                                     VIACELL

July 1, 2002

Grant Bogle
152 Wexford Way
Basking Ridge, NJ  07920

Dear Grant,

On behalf of ViaCell, Inc. (the "Company"), I am pleased to extend an offer of employment to you. You have made an outstanding impression, and we feel confident that you will become a valuable asset to the company. Information about ViaCell as well as the details of our offer of employment are summarized below.

VIACELL MISSION            To provide the highest quality cellular medicines for
                           the treatment of human diseases.

VIACELL CULTURE            We are dedicated to delivering revolutionary
                           medicines through development of important new therapeutic applications. Every day you will be contributing to a technology that is enriching of the lives of people in the future. We hire innovative thinkers, with the skills and capabilities to thrive on a high quality, success driven team.

POSITION President, ViaCell Commercial Operations, Reporting to Marc Beer, Chief Executive Officer

                           This position is a key factor in ViaCell's continued success, and I am confident that it will be an exciting opportunity for you as well.

COMPENSATION               The starting base salary for this position will be
                           $225,000.00 per year payable in bi-weekly installments of $8,653.85.

                           In addition, you will be eligible to participate in the Executive Management Bonus Plan at an annual target of 40% of base salary, which will be pro-rated based upon your hire date and payable annually based on agreed to company and individual performance objectives.

                           This brings your total compensation package to a total annual potential of $315,000.00 based upon meeting all agreed to performance objectives.

FORGIVENESS LOAN           For your departure from your previous company,
                           ViaCell will provide you with a loan to cover expenses in the amount of monies owed.* The principal amount of the loan will cover actual expenses only.
                           This loan will accrue interest at market rates and you will be required to sign a promissory note for this loan. Each year on the anniversary of your start date, one-half of the outstanding principal as well as all accrued interest on this portion of the principal will be forgiven. Should you voluntarily terminate your employment prior to the two-year anniversary of your start date, outstanding principal and interest on this loan will be due immediately.

* The actual cash value will equal the Roche sign-on buy out as provided by final numbers from Roche.

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STOCK OPTIONS              As an incentive for you to participate in the
                           Company's future growth, you will receive, subject to approval by our Board of Directors, an incentive stock option ("ISO") to purchase up to 250,000 shares of our Common Stock (the "Options"). The exercise price of the Options will equal the fair market value of our Common Stock as determined by the Board of Directors on your date of hire. The Options will vest quarterly over four years beginning on the first quarterly anniversary of the date of commencement of your employment. The Options will be granted under the Company's 1998 Equity Incentive Plan pursuant to an Option certificate, shall have a term of ten years and contain such additional terms as shall be determined by the Board of Directors of the Company or the Compensation Committee thereof. Further, upon the termination of your employment with the Company for any reason, all vested Options will remain exercisable until the earlier of six months from the termination of your employment or the expiration of the ten-year Option term.

ADDITIONAL STOCK           In addition, the Company shall grant to you
OPTIONS                    additional options ("Performance Based Options") to
                           purchase 50,000 shares of Common Stock as ISO's. The exercise price of the options will equal the fair market value of our Common Stock as determined by the Board of Directors on your date of hire. The
                           Performance Based Options shall become exercisable upon the achievement of goals to be determined by the Company and agreed to by you. Twenty-five percent of the Performance Based Options for a given goal shall vest once the goal is achieved, and the remainder shall become exercisable on a quarterly basis over the next forty-eight months. The Performance Based
                           Options shall have a term of ten years, and shall be subject to the terms and conditions most recently approved by the Board for use under the 1998 Equity
                           Incentive Plan. Further, upon the termination of your employment with the Company for any reason, all vested Performance Based Options will remain exercisable until the earlier of six months from the termination of your employment or the expiration of the ten-year Option term. Granting of these Performance Based Options will not preclude you from participating in other performance based option grant programs that may be established within the Company.

ADDITIONAL EMPLOYMENT      ViaCell will provide for nine months' severance pay
TERMS                      in the event of involuntary termination without cause
                           or voluntary termination for good reason. If the Company shall terminate your employment without "cause" or if you terminate your employment for "good reason," then ViaCell will continue paying your base salary for a period of nine months in accordance with its regular payroll practices at such time, and continue your health and dental benefits for the same period. The term "cause" as used here means (i) your continued failure to substantially perform your duties provided you are reasonably notified of such failure and given reasonable time to correct such failure, (ii) any misappropriation of funds, properties or assets of the Company by you, (iii) any damage or destruction of any property or assets of the Company caused by you, whether resulting from your willful actions or willful omissions or gross negligence; (iv) your being convicted of a felony; or
                           (v) any material breach of your employment obligations or of the Intellectual Property and Confidential Information Agreement. The term "good reason" as used here means any action by the Company without your prior consent which results in (i) any material diminution in your title, position, duties, responsibilities or authority; or (ii) any breach by the Company of any material provision contained herein.

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CHANGE OF CONTROL          Upon a Change of Control within 24 months from the
                           date you commence employment with the Company, the Options granted on the date of hire (excluding the Performance Based Options) shall become fully vested and exercisable as to 50% of the shares underlying the Options. A "Change in Control" shall mean: (i) a merger, consolidation or similar combination after which 50% or more of the voting stock of the surviving corporation is held by persons who were not stockholders of the Company immediately prior to such merger or combination; (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets to one or more persons (other than any wholly owned subsidiary of the Company) in a single transaction or series of related transactions; or (iii) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with the Company) directly or indirectly acquires beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company 's stockholders.

RELOCATION ASSISTANCE      In connection with your relocation to the
                           Massachusetts area, ViaCell agrees to provide the following:

                           MOVING EXPENSES: ViaCell will pay for all actual reasonable moving expenses for packing and shipping household goods and two cars to the Massachusetts area (arrangements to be made by ViaCell Human Resources).

                           TEMPORARY HOUSING/TRAVEL/STORAGE: The company will pay the actual costs of traveling for you and your family to Massachusetts plus you will be entitled to reimbursement for up to $20,000 in costs related to temporary housing arrangements.

                           HOUSE HUNTING TRIPS: ViaCell will reimburse two house-hunting trips for you, and your spouse, for up to three days with reasonable transportation, hotel accommodations, and meal allowance of up to $25.00 per day.

                           MISCELLANEOUS EXPENSES: The company will issue you a check in the amount of $15,000 to cover the cost of miscellaneous move-related expenses.

                           REAL ESTATE FEE: ViaCell will reimburse all actual reasonable real estate commissions (up to 6%) related to the sale of your residence in New Jersey (all monies will be grossed up to cover state and federal tax liability).

                           CLOSING COSTS: ViaCell will reimburse for closing costs on the purchase of a new home such as: title, insurance property tax fees, transfer tax, tax service/notary recording fees, appraisal and credit report, and home inspection fees (all monies will be grossed up to cover any applicable state and federal tax liability).

                           Please be advised that relocation items will be taxable income and only Real Estate Fee and Closing Costs will be grossed up by 28% to cover tax liability. If you should for any reason voluntarily terminate your employment with ViaCell within the first 12 months of relocating to Massachusetts, you will be obligated to reimburse any relocation monies.

BENEFITS Because we care about the well being of our employees, we are pleased to provide you with comprehensive offering of benefits. Our benefits currently include medical, dental, life insurance, four weeks vacation (accrued monthly and pro-rated during your first calendar year of employment), balance benefit, educational assistance and flexible-spending accounts. Additional information about these benefits is outlined in the enclosed summary.

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ELIGIBILITY FOR            The Immigration Reform and Control Act of 1986
EMPLOYMENT                 requires ViaCell to review documentary evidence that
                           you are eligible for employment. This requirement applies to US citizens, as well as foreign nationals.
                           A list of approved documents that are acceptable as verification of employment eligibility are listed on page two of the I-9 form which will be included with your orientation packet. Please bring the appropriate documents with you on your first day of employment.

EMPLOYMENT RELATIONSHIP    While we look forward to a long and mutually
                           beneficial relationship, you acknowledge that this letter does not constitute a contract of employment for any particular period of time and does not affect the at-will nature of the employment relationship with the company. Either you or ViaCell have the right to terminate your employment at any time.

We are very excited about the future of ViaCell and believe that the opportunities presented will allow you significant personal and professional growth. If you have any questions or concerns, please do not hesitate to contact me anytime. We look forward to having you join our team!

Sincerely,

/s/ Marc Beer

Marc Beer
Chief Executive Officer

Please acknowledge your acceptance of this offer by signing a copy of this document along with the Agreement Related to Intellectual Property and Confidential Information and faxing it to Kristin Dickson at 617-247-6271. This offer will remain in effect for a period of seven (7) calendar days from the date of this letter.

    /S/Grant Bogle                                 7/6/02
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Signature                                         Date

7/22/02
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Start Date